CAPSTAR HOTEL COMPANY


            CapStar Hotel Company (NYSE: CHO), a leading hotel management and investment corporation, today announced that it has completed the acquisition of six hotels from certain affiliates of Highgate Hotels, Inc., a privately held, Dallas-based real estate investment company, for $68 million in cash and $32 million in Operating Partnership Units.

            The portfolio brings to 18 the total number of hotels CapStar has acquired since its August 1996 initial public offering, an increase of 150 percent.

            CapStar also announced that the two companies have entered into an agreement to work together on future hotel acquisitions. As part of the agreement, Mahmood Khimji, 36, senior vice president of Highgate Hotels, Inc., has been nominated to CapStar's board of directors, increasing the total number of board members to 10.

            In addition to the six acquired hotels, CapStar manages two hotels owned by affiliates of Highgate. They are the 414-room, Pontcartrain-Crowne Plaza in Detroit, Mich. and the 393-room, Four Points Hotel in suburban Atlanta.

            "The acquisition of the Highgate portfolio enhances CapStar's geographic diversity by giving us our first hotels in Canada," said Paul Whetsell, chairman and chief executive officer. "The additional experience that Mahmood brings to CapStar will provide significant benefits to our ongoing acquisition and corporate development."

            The six hotels in the Highgate portfolio include the 280-room Guildford Sheraton Hotel, Vancouver, British Columbia; 170-room Holiday Inn Calgary Airport, Calgary, Alberta; 118-room Ramada Hotel, Vancouver, British Columbia; 305-room Radisson Hotel Mockingbird West, Dallas; 348-room Holiday Inn Select, Dallas; and 137-suite Doubletree Guest Suites, Indianapolis. CapStar plans to invest a total of $4.35 million for renovations at these properties.

            "We purchased the portfolio at approximately 65 percent of replacement cost in markets with high barriers to entry," Whetsell said. "Upon completion of our renovation programs, the properties will be in top physical condition in strong and growing market, with multiple demand generators. Additionally, we believe the implementation of our proprietary management and marketing programs will create significant upside potential at each of the hotels."

            Washington, D.C.-based CapStar owns and manages upscale, full-service hotels throughout the U.S. under such internationally known brands as Hilton, Sheraton, Marriott, Embassy Suites, Holiday Inn Select and Westin. With the acquisition of the six Highgate properties, CapStar's hotel portfolio comprises 30




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owned hotels with 7,706 rooms and 31 managed hotels with 5,488 rooms, or a total of 61 properties with 13,194 rooms. The company is actively seeking acquisitions and management contracts in major markets throughout North America.